Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated December 18, 2025, relating to the consolidated financial statements of Deere & Company, and the effectiveness of Deere & Company’s internal control over financial reporting, appearing in the annual Report on Form 10-K of Deere & Company for the year ended November 2, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 17, 2026